Exhibit 5.1

January 22, 2009

NeoGenomics, Inc.
12701 Commonwealth Drive, Suite 9
Fort Myers, Florida 33913

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of 6,500,000 shares of common stock, par value $0.001 per share, of NeoGenomics, Inc., a Nevada corporation (the “Company”). The Registration Statement includes for registration (i) 3,000,000 shares of common stock subject to issuance by the Company pursuant to a Common Stock Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement dated as of November 5, 2008 by and between the Company and Fusion Capital Fund II, LLC (the “Fusion Capital Purchase Agreement Shares”); (ii) 400,000 shares of common stock issued to Fusion Capital as a non-refundable commitment fee in connection with the Purchase Agreement (the “Commitment Fee Shares”); (iii) 17,500 shares of common stock issued to Fusion Capital as an expense reimbursement in connection with the Purchase Agreement (the “Reimbursement Shares”); (iv) 2,130,364 shares of common stock previously issued to Aspen Select Healthcare, LP (“Aspen”) on April 15, 2003 (the “Aspen Shares”); (v) 398,648 shares of common stock currently held by the persons and entities (the “Investors”) described in the “Selling Shareholders” section of the Registration Statement, which shares were previously issued by the Company to Aspen and distributed by Aspen to such Investors in September, 2007 (the “Investor Shares”); and (vi) 553,488 shares of common stock previously issued to Dr. Michael Dent as founder shares and subsequently transferred to Mary S. Dent in February, 2007 (the “Founder Shares”). The Fusion Capital Purchase Agreement Shares, the Commitment Fee Shares, the Reimbursement Shares, the Aspen Shares, the Investor Shares, and the Founder Shares shall be referred to collectively as the “Shares”.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company’s articles of incorporation, as amended, and bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company.  In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, and the Company will have sufficient authorized and unissued shares of common stock available with respect to any Shares issued after the date of this letter. We have not verified any of these assumptions.

NeoGenomics, Inc.
January 22, 2009

This opinion is rendered as of the date hereof and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.  We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that the Fusion Capital Purchase Agreement Shares subject to issuance are duly authorized for issuance by the Company and, when issued and paid for as described in the Registration Statement, will be validly issued, fully paid, and nonassessable, and that the Commitment Fee Shares, the Reimbursement Shares, the Aspen Shares, the Investor Shares, and the Founder Shares previously issued by the Company were duly authorized for issuance, validly issued, fully paid and nonassessable when issued.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters”. In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations under such act.

Very truly yours, /s/Burton, Bartlett & Glogovac Burton, Bartlett & Glogovac